                                                                   EXHIBIT 10.11

                          Dated 23rd September, 1994


                       GLYCYX PHARMACEUTICALS, LTD  (1)


                                   -  and -


             MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG SA  (2)


            ______________________________________________________

                            DISTRIBUTION AGREEMENT

            _______________________________________________________


                             Hewitson Becke + Shaw
                               4/5 Church Street
                                  Peterborough
                                    PE1 1XB

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

THIS AGREEMENT is made 23rd day of September 1994

BETWEEN:
-------
(1) GLYCYX PHARMACEUTICALS, LTD a company incorporated under the laws of Bermuda and whose registered office is at 41 Cedar Avenue, Hamilton, HM12, Bermuda ("Glycyx"); and

(2) MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG SA a company incorporated under the Law of Luxembourg whose principal place of business is at 15 Boulevard Roosevelt, Luxembourg ("Menarini")

WHEREAS:

A. Biorex Laboratories Limited ("Biorex") has developed and owns patent and other intellectual property rights in' a therapeutic pharmaceutical product for treatment and maintenance of colitis based upon the compound Balsalazide and Biorex has granted to Glycyx the exclusive right and licence to manufacture, or have manufactured, use, sell or have sold products incorporating Balsalazide.

B. Glycyx wishes to grant to Menarini (who in turn wishes to accept) the exclusive right to promote market distribute and sell the Product in the Territory and to effect or have effected on its behalf final manufacture of a finished Product within the Territory on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.        DEFINITIONS
          -----------
1.1 In this Agreement the following words shall have the following meanings:

          "the Applications"       means the treatment of Diseases of Digestive
                                   System according to the international
                                   Classification of Diseases (Edition 9) under categories 555 and 556 "Ulcerative Colitis and Crohn's disease"

          "Balsalazide"            means (E)-5- [[4[[ (2-carboxyethyl) amino]
                                   carbonyl] phenyl] azo] -2 hydroxybenzoic acid disodium salt dihydrate (USAN)

          "Biorex" means Biorex Laboratories Limited a company incorporated in England under Company Registration Number 390233 whose registered office in at 2 Crossfield Chambers, Gladbeck Way, Enfield,
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                                      -2-

                                   Middlesex EN2 7HT

"Clinical Trials"                  shall mean clinical trials effected by or on
                                   behalf of Glycyx and/or Menarini to effect a
                                   comparative study between the Product and the
                                   Asacol brand of 5.ASA currently marketed in
                                   the Territory and elsewhere whether conducted
                                   in the United States, United Kingdom, the
                                   Territory or elsewhere and to be conducted
                                   substantially in accordance with the protocol
                                   previously agreed between Menarini and Glycyx
                                   and contained in a document dated October 5th
                                   1992

"Dossier"                          means the master regulatory dossier relating
                                   to the Product prepared by Glycyx in
                                   accordance with the terms of this Agreement

"Dossier Date"                     means the date upon which the Dossier shall
                                   be delivered by Glycyx to Menarini in
                                   accordance with the terms of this Agreement

"Excluded Territory"               means all countries in the World except the
                                   Territory and Japan Taiwan and Korea

"Force Majeure"                    means in relation to either party any
                                   circumstances beyond the reasonable control of that party (including but not limited to strike, look out or other form of industrial action, act of God, war, riot, accident, breakdown in plant or machinery, fire, flood, explosion or government action)

"Launch" means a commercial launch by Menarini (or any Menarini Associate) of the Product in a country Of the Territory supported by such marketing expense and support and launched in such quantities as may reasonably be appropriate for the Product to have a significant effect on total
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                                      -3-

                                   sales of any similar or competitive product in such country of the Territory

"the Manufacturing                 means the agreement relating to the
Agreement"                         manufacture and supply of the Menarini.
                                   Product referred to in clause 9.10.



"Menarini Associate"               means Menarini and such other companies owned
                                   by or associated with Menarini as are
                                   notified in writing to Glycyx by Menarini from time to time

"the Menarini Product"             means Bulk Balsalazide or the Bulk Active
                                   Ingredient (4ABA) and in the event of the development of any other pharmaceutical preparations, Bulk Balsalazide or the Bulk
                                   Active Ingredient in the form required for such other pharmaceutical preparation for the Applications.

"the Patents"                      means the patents and applications therefor
                                   relating to Balsalazide listed in Schedule 1 to this Agreement and Any continuations, continuations in part, divisions, substitutions, reissues and extensions thereof and any applications for patents and patents granted in any part of the World derived from any such patents and applications and any and all other patent rights now existing or hereafter acquired
                                   (including applications therefor) pertaining to the subject matter of any of such patents and applications listed in Schedule 1 or that are otherwise related to Balsalazide or to pro drugs analogs or isomers thereof or improvements of any of the foregoing obtained in any country within the Territory.

"Product"                          means a pharmaceutical preparation in capsule
                                   form containing Balsalazide for the

                                   Applications and such other pharmaceutical preparations containing Balsalazide for the Applications as may be developed by Glycyx during the term of this Agreement

"the Territory"                    means Italy, Spain, Portugal and Greece

"the Trade Name"                   means such trade name (other than the Trade
                                   Mark) as may be agreed between Glycyx and Menarini and designated for use in connection with the Product in any part of the Territory

"the Trade mark"                   means the trade name "Colazide" registered as
                                   a trademark for use on pharmaceutical
                                   preparations in the United Kingdom and
                                   elsewhere

1.2 The headings in this Agreement are for convenience only and shall not affect its Interpretation.

1.3 References to documents in the approved form shall be references to documents in the form agreed between the parties and initialled by both parties for the purposes of identification.

2.        APPOINTMENT OF MENARINI
          -----------------------

2.l In accordance with the terms and conditions contained in this Agreement Glycyx hereby grants to Menarini the exclusive right to promote market and sell the Product within and throughout the Territory and pursuant to the terms of Clause 9.2 only to effect (or have affected on its behalf) final manufacture of a finished Product.

2.2 The rights granted hereunder to Menarini shall be in respect of the Product only but for the avoidance of doubt shall include such dosages and forms thereof as may be appropriate within the Applications. In the event that either party shall become aware of any indications or applications for Balsalazide other than the Applications it shall forthwith notify the other party and shall supply the other party with such details of the other indications and applications as may be available to it Provided Always That:-

          2.2.1 Menarini shall have the right of first refusal (exercisable within 30 days of receipt by Menarini of such details from Glycyx or supply by Menarini of such details to Glycyx (as the case may be)) to enter into good faith negotiations with Glycyx in respect of an agreement concerning the development of such other Indications and applications and the grant to Menarini of the right to exploit the same in the Territory; and

          2.2.2 Menarini shall have no right whatsoever to use and exploit Balsalazide in any such other indications and/or applications unless and until completion of such good faith negotiations and the execution of a written agreement in respect thereof; and

          2.2.3 during the period in which Menarini shall continue to negotiate in good faith (which shall not (unless expressly agreed in writing by Glycyx and Menarini) exceed six calendar months) Glycyx shall not disclose details of such other indications and/or applications to any third party or grant any third party any rights therein provided that Glycyx shall not be prevented or precluded from disclosing the same to any third party which shall have entered good faith negotiations for the acquisition of the right to exploit such other indications and/or applications outside the Territory; and

          2.2.4 In the event that Menarini shall not exercise its right of first refusal under Clause 2.2.1 or (after exercise of such right of first refusal) shall not enter into an agreement for the grant of rights to Menarini in respect of the Territory in respect of such other indications and applications within such period of six calendar months (or such extended period as may be agreed between the parties) Glycyx shall be entitled to offer such rights in respect of the Territory to a third party provided that (unless otherwise agreed by Menarini) such rights shall be offered to such third party upon terms and conditions no more favourable than those offered to Menarini. For the avoidance of doubt no such proviso shall apply to the offer or grant of rights in respect of such other indications and applications for areas outside the Territory; and

          2.2.5 in respect of any such other applications and Indications disclosed by Menarini to Glycyx, Glycyx shall not use or exploit the same (either itself or through any third party) whether in the Territory or elsewhere without the prior consent of Menarini (such consent not to be unreasonably withheld or delayed).

3.        EARLY TERMINATION BY MENARINI
          -----------------------------

3.l This agreement shall become effective in all respects as at the date of execution and shall continue thereafter in accordance with its terms, subject to termination under the provisions of Clause 18 Provided Always that this agreement may at the sole option of Menarini be terminated by notice in writing served by Menarini on Glycyx in the event that the results of the Clinical Trials shall not have established the clinical superiority of the Product in comparison with the Asacol brand of 5-ASA (as currently marketed within the Territory and elsewhere) upon the criteria and basis set out in Appendix 1 to this agreement: such notice to be served by Menarini within 30 days of receipt by Menarini of the results of the Clinical Trials.

3.2 Forthwith upon service of any notice of termination under Clause 3.1 Menarini shall:-

          3.2.1 return to Glycyx and deliver up all tangible copies of all confidential information belonging to Glycyx or Biorex and supplied to or obtained by Menarini in connection with this Agreement; and

          3.3.2 forthwith cease all and any actions concerning or in respect of the exercise by it of any rights granted under this Agreement; and

          3.2.3 deliver to Glycyx all information and data of whatsoever nature relating to the Product together with all copies thereof (other than correspondence between Glycyx and Menarini) which Menarini may have in its possession or under its control including (but without limitation) all scientific, medical and safety data relating to the Product; and

          3.2.4 at its sole cost take all such actions as may be necessary and appropriate fully and effectively to transfer absolutely to Glycyx (or as it may direct) all applications made or pending and all approvals and rights granted to or by all regulatory and approval authorities (including without limitation all technical and pricing approvals) within each part of the Territory and all information, documentation and rights within the possession or control of Menarini or any Menarini Associate or any agent or representative thereof in respect of all or any of such applications, approvals and rights.

     3.3 Menarini undertakes after the date of service of any notice under Clause 3.1:-

          3.3.1 and for a period of two years thereafter to execute such further documents and/or provide to Glycyx such further Information and assurance as Glycyx may reasonably require fully to give effect to the provisions of Clause 3.2;

          3.3.2 and for a period of tan years thereafter (without prejudice to the provisions of Clause 3.4) to keep and maintain as confidential the existence of and the contents of this Agreement and all matters relating to the negotiation and/or termination of this Agreement and not to disclose any information concerning any of the same to any third party.

3.4 Menarini hereby confirms and acknowledges that notwithstanding the termination of this Agreement under Clause 3.l the provisions of Clauses 14, 15.1 and 23 shall continue thereafter in accordance with their terms.

3.5 In the event of termination under Clause 3.1 forthwith upon the proper and full performance in all material respects by Menarini of its obligations under Clause 3.2 Glycyx shall reimburse to Menarini:-

          3.5.1     [*]

          3.5.2     [*]

          3.5.3     [*]



3.6 Menarini hereby undertakes that it shall not effect any Launch of the Product in any part of the Territory unless and until either:-

          3.6.l 30 days after the date of receipt by Menarini of the results of the Clinical Trials, in the event that no notice shall have been served under Clause 3.1; or

          3.6.2 Menarini shall have expressly and irrevocably by notice in writing to Glycyx waived its right to terminate under Clause 3.1

3.7       In the event that either no notice under Clause 3.1 shall have been
                            ------
          servedby Menarini within 30 days of receipt by Menarini of the results of the Clinical Trials or that Glycyx shall receive from Menarini
                                 --
          notice in writing expressly and irrevocably waiving in all respects its right to terminate under Clause 3.1 Menarini shall forthwith upon the expiry of such 30 day period or upon service of such notice of waiver (as the case may be) pay to Glycyx the sum of [*] due under Clause 7.1.1.

4.        REGULATORY APPROVALS
          --------------------

4.1 Glycyx shall use all reasonable endeavours to prepare (or procure the preparation of) the Dossier in accordance with published standards required for master regulatory dossiers by the European Commission as at the date of completion of the Dossier and in a form suitable for submission to and suitable for approval by the relevant regulatory authorities in connection with obtaining health registration in each Part of the Territory.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.2 Menarini undertakes to use its best endeavours to file the Dossier in each part of the Territory as soon as reasonably practicable after the Dossier Date and in any event within 26 weeks of the Dossier Date.

4.3 Menarini undertakes to use its best endeavours to apply for and obtain all relevant regulatory health and price approvals for the marketing and use of the Product in each part of the Territory as soon as reasonably practicable after the Dossier Date and in any event shall apply for such approvals within two years from the Dossier Date Provided Always that Menarini shall not be liable in respect of any delay experienced in obtaining any such approvals where such delay is caused by circumstances outside its reasonable control or influence. Menarini shall supply to Glycyx quarterly reports setting out in reasonable detail its activities and progress in developing and securing such approvals for the Products in each part of the Territory.

4.4 Subject to proper performance by Glycyx of its obligations under Clause 4.1 Menarini shall be solely responsible for effecting (at its sole cost and expense) such amendments and translations to the Dossier as may be required to procure that the Dossier complies with and satisfies the requirements of any regulatory or approval authority within any particular part of the Territory and Glycyx shall not be obliged to incur any cost or conduct any further test or development work or otherwise amend or translate the Dossier whether before or after the Dossier Date Provided always that in the event that Menarini reasonably requires any additional work to be carried out by Glycyx in such connection, Glycyx shall use its reasonable endeavours to assist Menarini subject to reimbursement by Menarini of reasonable costs incurred by Glycyx in providing such assistance.

4.5 In the event that Menarini shall fail to effect Launch in any country of the Territory within a period of 180 days after the grant of all necessary registrations, approvals, price approvals, and reimbursements, then Glycyx may in its absolute discretion serve written notice on Menarini (within 30 days of the expiry of such period of 180 days) amending the rights of Menarini granted hereunder to be non-exclusive in respect of any such country of the Territory only. Thereafter Glycyx for the avoidance of doubt shall also be entitled to exploit such rights and to market and exploit the Product in such part of the Territory (whether directly or indirectly through any agent, contractor or licenses) in such manner as it may In its sole discretion think fit.

4.6 In the event that Menarini's failure to effect Launch in any country in the Territory as stated in Clause 4.5 exceeds a period of twelve months from the grant of all necessary registrations, approvals, final price approvals and reimbursements for such country Glycyx may at its sole discretion serve written notice on Menarini (within 30 days of the expiry of such period of twelve months) terminating all rights granted to Menarini under the terms of this

          Agreement in respect of such part of the Territory only and thereafter Glycyx for the avoidance of doubt shall be entitled to exploit such rights and to market and exploit the Product in such part of the Territory (whether directly or indirectly through any agent, contractor or licensee) in such manner as it may in its sole discretion think fit free of any obligation to Menarini.

5.        MENARINI'S UNDERTAKINGS
          -----------------------

5.l Menarini shall use its best endeavours to promote, market and sell the Product and to achieve such penetration of the relevant market as may be commensurate with the qualities of the Product throughout the Territory. Menarini undertakes to use at least such procedures and standards to seek to obtain such penetration as it may use for other products of Menarini.

5.2 Without prejudice to the generality of Clause 5.1 Menarini undertakes to allocate such promotional and sales resources and such technical support for the promotion, marketing and sales of the Product as may reasonably be required to achieve such penetration of the relevant market an may be commensurate with the qualities of the Product in all parts of the Territory. Menarini undertakes to use at least such procedures and standards to seek to obtain such penetration as it may use for other products of Menarini.

5.3 Menarini shall promote market and sell the Product in the Territory entirely in accordance with the terms of any product licence, price approval (where applicable), and other restrictions and regulations for the Product as may be relevant and applicable in each country within the Territory.

5.4       Menarini further undertakes:-

          5.4.1 to promote, market and sell the Product in the Territory under the Trade Mark or Trade Name only and not to use any other trade name, trademark or logo for or on the Product Provided Always That the name "Balsalazide" may be used but only as a generic name for the Product in accordance with and as required by applicable laws and regulations; and

          5.4.2 to enter into such trademark user agreements as may reasonably be required by Glycyx in connection with the exploitation by Menarini of the Trade Mark or the Trade Name; and

          5.4.3 to enter into such other agreements (whether relating to technical standards or otherwise) as may reasonably be required by Glycyx in connection with the exploitation by Menarini of the Product provided always that such other agreements shall evidence and clarify the obligations of Menarini as agreed between the parties as at the date hereof and shall not seek to amend any such obligations; and

          5.4.4 to notify Glycyx immediately of any improper or wrongful use of the Trade Mark or the Trade Name, Patents or otherwise any proprietary or confidential information of Glycyx or Biorex relating to the Product coming to Menarini's knowledge; and

          5.4.5 forthwith to refer to Glycyx all enquiries received for the supply of the Product outside the Territory; and

          5.4.6 not actively to seek customers for the Product outside the Territory and not to establish any branch or sales force outside the Territory for the marketing and sale of the Product; and

          5.4.7 to develop and design packaging labelling instructions and promotional materials for the Product in each part of the Territory at its sole cost and expense Provided Always That the general quality design and content of such packaging and other materials supplied with the Product by Menarini shall be subject to prior approval by Glycyx (such approval not to be unreasonably withheld or delayed); and

          5.4.8 not to use any misleading statements or misrepresentations on the Product packaging labelling instructions and promotional materials or use any defective packaging or other materials and to comply in all respects with all regulations and laws applicable in each part of the Territory in connection with the Product packaging and other materials provided in connection therewith; and

          5.4.9 in the promotion marketing and/or sale of the Product in each part of the Territory to comply with all relevant regulatory health and pricing regulations and approvals in such part of the Territory. For the avoidance of doubt Glycyx shall not be responsible or liable In any manner whatsoever for compliance with any such regulations and approvals (whether or not it shall have assisted Menarini in or approved the promotion marketing and/or sale of the Product in such part of the Territory); and

          5.4.10 not to use any packaging which may adversely affect the Product in any way whatsoever including but without limitation the Product's approved shelf-life; and

          5.4.11 not to incur any liability on behalf of Glycyx or in any manner pledge or purport to pledge Glycyx's credit or accept any order or make any contract binding on Glycyx or give or make any representation, warranties or conditions or quantities with reference to the Product on behalf of Glycyx. Menarini is not and shall not be deemed to be the agent of Glycyx and in all correspondence and dealings with third parties shall clearly indicate that it is acting as principal or otherwise as Licenses under the terms of this Agreement; and

          5.4.12 to be solely responsible for the acts and omissions of its employees and representatives in connection with the performance of its rights and obligations hereunder; and

          5.4.13 not to obtain or seek to obtain the Menarini Product from any third party or otherwise (save as expressly permitted by this Agreement) itself to manufacture or attempt to manufacture all or any part of the Menarini Product.

          5.4.14 During the period from the date of this Agreement to the date of expiry of a period of three years after Launch in each country of the Territory not to market (and to procure that no Menarini Associate involved in the distribution or marketing of the Product within any country of the Territory shall market) whether directly or indirectly or through any licenses or distributor within each such country of the Territory any product for the treatment of inflammatory bowel disease in which the anti inflammatory component may compete in any material respect with Balsalazide.

6.        PRODUCT DATABASE AND ADVERSE REACTIONS REPORTING
          ------------------------------------------------

6.1 Glycyx shall maintain a database of all adverse and other reactions or events occurring in connection with the Product in any part of the Territory or the Excluded Territory and shall use reasonable endeavours to procure that any such adverse and other reactions are notified to it in a timely manner by any sub-licensee and/or distributor of the Product in the Territory and the Excluded Territory.

6.2       Menarini undertakes to notify Glycyx:-

          6.2.1 by telephone or telefax within 24 hours of becoming aware of any serious or unexpected adverse reaction or contraindication to the Product; written documentation of such events must be received by Glycyx within five working days of verbal notification using the CIOMS form;

          6.2.2 within 3 months, on a quarterly basis, of other adverse reactions or contraindications to the Product other than stated under 6.2.1, in accordance with the definitions listed in Schedule

                    4; and

          6.2.3 regarding sales volumes, by providing in writing quarterly unit sales figures by reference to each part of the Territory. This information will be used by Glycyx to generate "increased frequency" data for periodic safety reporting to FDA.

     6.3  Glycyx undertakes to notify Menarini:-

          6.3.1 forthwith in the event that it becomes aware of any serious or previously unknown adverse reaction or contra indications to the Product in any part of the Territory and the Excluded Territory; and

          6.3.2 within three months, on a quarterly basis of other adverse reactions or contraindications to the Product other than stated under 6.3.1 in any part of the Territory and the Excluded Territory.

     6.4 In the event that Glycyx or any third party shall conduct clinical studies in support of any promotional or marketing activities of Glycyx or such third party within the Territory or the Excluded Territory, Glycyx shall grant or procure the grant to Menarini of full unrestricted access to the results of such trials and Menarini shall be entitled to use such results in connection with the marketing, sale and use of the Product in the Territory.

     6.5 Glycyx undertakes to organise regular meetings between Menarini and any other licenses and/or distributor of the Product within Europe at which information concerning the marketing usage and performance of the Product may be exchanged in order to co-ordinate the marketing image of the Product as sold by licensees and/or distributors throughout Europe and Menarini undertakes to procure attendance at such meetings by a suitably qualified and experienced employee of Menarini.

     7.   DEVELOPMENT PAYMENT
          -------------------

     7.1 In consideration of the obligations of Glycyx contained in this Agreement Menarini shall pay to Glycyx as a contribution to the costs incurred in the research and development of the Product (both before and after the date hereof):-

          7.1.1     [*]

          7.1.2     [*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                    [*]

          7.1.3     [*]

          7.2.1 Glycyx acknowledges receipt prior to the date hereof to the sum of [*] from Menarini as partial reimbursement of the costs of conduct of the Clinical Trials.

          7.2.2 In the event that the Clinical Trials are conducted at the cost of Glycyx within the United Kingdom and/or the United States of America Menarini shall pay to Glycyx (within seven days of receipt of a request therefore from Glycyx such request to be made upon agreement of the parties as to the conduct of the Clinical Trials) a

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                    further sum of [*] as partial reimbursement of the costs of the conduct of the Clinical Trials.

          7.2.3 In the event that the clinical trials are not conducted at the cost Of Glycyx within the United Kingdom and/or the United States of America and at Menarini's option the Clinical Trials will be conducted at the cost of Menarini within the Territory Menarini shall be under no obligation to pay any further sum under clause 7.2.2 above and Glycyx shall repay to Menarini (within seven days of receipt of the request therefore from Menarini such request to be made upon agreement between the parties as to the conduct of the Clinical Trials) the sum previously paid under clause 7.2.1.

8.        CLINICAL TRIALS AND DEVELOPMENTS
          --------------------------------

8.1 Menarini is authorised by Glycyx to undertake clinical studies after the date hereof in support of Menarini's regulatory, promotional and marketing activities and to enhance the Product's approval and/or use within the Applications Provided Always That:-

          8.1.l such trials are conducted solely for such purposes and not for any other purpose whatsoever;. and

          8.1.2 prior to the conduct of such trials the trial objectives and protocols are approved by Glycyx (such approval not to be unreasonably withheld or delayed); and

          8.1.3 Menarini shall keep Glycyx fully informed as to the conduct progress and results of such trials; and

          8.1.4 Glycyx shall have full unrestricted access to the results of such trials and shall be entitled to disclose the same to third parties for use in connection with the registration marketing sale and use of the Product in the Excluded Territory only; and

          8.l.5 Menarini shall bear all the costs and expenses associated with such trials (including but without limitation the costs of documentation and administrative payments to trialists); and

          8.1.6 such trials shall be conducted only in accordance with any regulatory permissions and/or approvals granted for the Product in such part of the Territory in which the trials are conducted; and

          8.1.7 Menarini, agrees that, prior to submission of a manuscript describing the results for publication, Menarini, shall forward to Glycyx a copy of the manuscript to be submitted and shall allow Glycyx 30 days to determine whether a patent application

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                    or other Intellectual property protection should be sought prior to publication in order to protect Glycyx's proprietary interest in any product or invention developed in connection with this project. Upon request by Glycyx and with reasonable justification, Menarini agrees to withhold such publication for an additional 90 days, if required to obtain subject protection. Glycyx will have the right to request deletion from a manuscript of any trade secret, proprietary, or confidential information supplied by Glycyx to Menarini, but shall not otherwise have the right to interfere with publication; and

          8.1.8 all Information relating to and all results of such trials shall be supplied to Glycyx forthwith in the event of termination of this agreement by Menarini under Clause 3.1.

8.2 Menarini undertakes to use reasonable endeavours to support those scientific International symposia organised, arranged or sponsored by Glycyx and/or Biorex involving areas of medicine relating to diseases of the gastro-intestinal tract and similar conditions.

9.        SUPPLY OF PRODUCT
          -----------------

9.1 The Menarini Product shall be supplied by Glycyx to Menarini (or any specified sub-licensee or designated third party) upon such terms as may be agreed in writing between Glycyx and Menarini.

9.2 Menarini shall be granted a limited licence for the term of this Agreement only to undertake such further manufacturing as may reasonably be required to produce from the Menarini Product the Product in and for use in the Territory only Provided Always that;

          9.2.1 Menarini shall carry out such manufacturing fully in accordance with the Drug Master File and the specification for the Product and otherwise in accordance with good manufacturing practice and shall comply with such instructions of Glycyx as may reasonably be required to ensure conformity with other Product on the market within Europe; and

          9.2.2 Glycyx shall notify Menarini forthwith of any changes in the Drug Master File and/or the specification for the Product;

          9.2.3 Representatives of Glycyx and/or its licensor may upon reasonable notice and at times reasonably acceptable to Menarini visit and inspect the premises and facilities at which such further manufacturing takes place from time to time and consult informally (during such visits and by telephone) with personnel of Menarini carrying out work on such manufacture.

9.3 Without prejudice to the generality of Clause 9.1 Menarini shall notify Glycyx in writing of its forecast requirements for quantities of Menarini Product and details of its proposals for Launch in each country of the Territory:-

          9.3.l In respect of initial quantities of Menarini Product required for Launch of Product In the Territory and details of its proposals for Launch In each country of the Territory Menarini shall deliver to Glycyx in writing on or before the date of filing within any country (under clause 4.2) a forecast of its requirements for each of the twelve months immediately following the anticipated date for Launch. Such forecast shall be updated in writing quarterly thereafter but shall not be binding upon Menarini unless and until delivered in connection with Launch under the provisions of Clause 9.3.2.

          9.3.2 Menarini shall deliver to Glycyx firm written orders for quantities of Menarini Product required for Launch and thereafter not less than sixteen weeks before the required date of delivery. Firm written orders for the first two months after Launch shall be delivered (permitting not less than 16 weeks lead time) no later than fifteen days following the grant of all relevant approvals for marketing and sale of the Product within such Territory together with forecasts for the seven months subsequent to the first two months after Launch. Upon delivering such firm written orders in connection with Launch, and thereafter on or before the first day of each calendar month throughout the term of this agreement, Menarini shall deliver to Glycyx revised forecasts in writing of its requirements for Menarini Product for the subsequent nine month period (commencing on the first day of the month being sixteen weeks after the month in which the forecast is delivered) and with such forecasts shall deliver firm written orders for the first two calendar months of such nine month forecast period, In accordance with clause 9.5. Provided Always that during the first year of supply under the terms of this Agreement the parties will work closely together and agree on such terms as to enable Glycyx to have such firm orders and lead times as may reasonably be appropriate to enable it to use all reasonable endeavours to meet in full Menarini's requirements for Menarini Produt under the terms of this Agreement.

9.4 Glycyx shall use reasonable endeavours to fulfil all written orders placed on it by Menarini for the Menarini Product.

9.5 Whilst the forecasts delivered by Menarini to Glycyx under Clause 9.3 shall be non-binding and will not place any obligation on either Menarini to order such quantities or

          Glycyx to deliver such quantities:-

          9.5.1 Menarini shall use all reasonable endeavours to estimate accurately in such forecasts its requirements for the Menarini Product; and

          9.5.2 Menarini shall ensure that all written orders are placed providing a period of 16 weeks between the date of order and the required date of delivery.

9.6 Glycyx hereby warrants and undertakes that all quantities of the Menarini Product supplied by it to Menarini under the terms of this Agreement shall as at the date of delivery be supplied fully in accordance with the Bulk Product Specification and the Finished Product Specification contained in Schedule 2 and shall have been manufactured in accordance with European Community Current Good Manufacturing Practice and the Drug Master File for the Product.

9.7 Upon the receipt of any delivery of the Menarini Product from Glycyx Menarini shall test such Menarini Product (in accordance with the Quality Test Procedures agreed in the Manufacturing Agreement) and in the event that the proper performance of such Quality Test Procedures reveals any breach of the warranty given in Clause 9.6 Menarini shall be entitled to reject the full shipment of the Menarini Product within 45 days of receipt of such shipment by notice in writing to Glycyx. In the event that such shipment is not rejected within 45 days of receipt Menarini shall be deemed to have accepted the same as fully in compliance with the warranty given in Clause 9.6.

9.8 In the event of any dispute between the parties concerning any allegation of breach of the warranty contained in clause 9.6 or concerning any rejection or purported rejection of any shipment of the Menarini. Product a sample quantity of the Menarini Product in question shall be delivered to an independent laboratory (nominated by the agreement of the parties or in the absence of agreement on the application of either party by the President for the time being of the Swiss Pharmaceutical Society) which shall be supplied with copies of the Bulk Product Specification, the Finished Product Specification or otherwise, the relevant agreed specification and the Drug Master File and shall carry out testing in accordance with the Quality Test Procedures and whose decision as to the quality of such Menarini Product and as to any breach of warranty by such Menarini Product and as to the apportionment between the parties of the costs of arbitration shall in the absence of manifest error be final and binding on the parties.

9.9 The terms and conditions relating to the supply of the Menarini Product by Glycyx to Menarini as set out in this Agreement or as otherwise agreed in writing from time to time by the parties shall prevail over any terms and conditions of sale or purchase specified by either party from time to time.

9.10 The parties undertake to execute an agreement relating to the manufacture and supply of Menarini Product for the purpose of disclosure to the relevant regulatory authorities in the Territory substantially in the form contained in Schedule 3. In the event that such agreement is entered into by any Menarini Associate in place of Menarini, Menarini undertakes to guarantee and procure the proper performance by such Menarini Associate of all its obligations under such agreement.

10.       PRICE
          -----

10.1 The price charged for the Menarini Product by Glycyx to Menarini shall be such prices as may be agreed in writing between Glycyx and Menarini (or any Menarini Associate, on behalf of Menarini).

11.       DELIVERY
          --------

11.1 Delivery of the Menarini Product shall be made to such address designated by Menarini and Glycyx shall be responsible for effecting delivery to such designated address Provided Always that all such costs incurred by Glycyx in effecting such delivery shall be reimbursed in full by Menarini.

11.2 Risk in the Menarini Product shall pass to Menarini upon delivery and Glycyx shall be responsible for insuring the Menarini Product in transit to the designated Menarini destination Provided Always that all such costs of insurance shall be reimbursed in full by Menarini.

12.       TRADEMARK LICENCE
          -----------------

12.l Glycyx hereby grants to Menarini (at Merarini's sole option) a sole and exclusive licence to use either the Trade Mark or the Trade Name
                                       ------                --
          on the Product and in connection with the marketing and exploitation of the Product in the Territory only.

12.2 In the event that Menarini wishes to use the Trade Mark Glycyx undertakes to procure the grant of such rights and licence as may reasonably be required to give effect to Clause 12.1 from the Trade Mark owner, Biorex.

12.3 In the event that Menarini wishes to use the Trade Name Menarini hereby confirms and undertakes that all right title and interest therein shall vest in and remain in Glycyx and that Menarini shall have the right to use the same only as set out in this Clause 12.

12.4 Menarini hereby confirms and acknowledges that it is licensed to use either the Trade Mark or the Trade Name only as set out in this Agreement and Menarini further acknowledges:-
          l2.4.1 that all goodwill in the Trade Mark and the Trade Name in any part of the Territory (whether or not generated by the activities of Menarini under this Agreement) shall vest in Biorex or Glycyx as the case may be; and

          l2.4.2 that any application for registration of the Trade Mark shall be made in the name of Biorex only; and

          12.4.3 that any application for registration of the Trade Name shall be made in the name of Glycyx only; and

          12.4.4 undertakes to transfer and assign to Glycyx (or as it may direct) any right, title or interest required by Glycyx or Biorex for registration of the Trade Name or the Trade Mark in any part of the Territory in the name of Biorex or Glycyx and for all goodwill relating to the Trade Mark or the Trade Name in the Territory to vest in Biorex or Glycyx as the case may be.

l2.5 In consideration of the rights and licence granted to Menarini in respect of the Trade Mark or Trade Name Menarini shall pay to Glycyx a licence fee at the rate of [*] [*] of all Product bearing the Trade Mark or Trade Name (as the case may be) supplied by Menarini to any third party Provided Always that:-

          12.5.l such licence fee shall not become payable upon any Product until after the date of expiry of this Agreement pursuant to Clause 18.1; and

          12.5.2 thereafter shall continue to be payable for the period only in which the Trade Mark or Trade Name (as the case may be) is used by Menarini and for the purposes of this Clause 12.5:

          "Net Sales Price" shall mean the invoiced ex-works sales price of a Product as sold by Menarini or any Menarini Associate in an arms length transaction after deduction of normal trade discounts actually granted and any credits actually given by Menarini or any Menarini Associate for returned or defective goods and after deducting any costs included in the invoice for packing, insurance, carriage and freight and Value Added Tax or other sales tax and in the case of export orders any import duties or similar applicable government levies. In any sale or other disposal of any Product otherwise than in any arms length transaction the Net Sales Price shall be whichever is the higher of the price actually charged to the customer for the Product or the fair market value of the Product in the relevant part of the Territory.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

13.  LIABILITY
     ---------

13.1 Glycyx hereby agrees to indemnify Menarini against any action, claim, loss and damage suffered by or awarded against Menarini in connection with any claim against Menarini from a third party arising from any breach by Glycyx (or its subcontractors or nominees) of the warranty and undertaking contained in clause 9.6 Provided Always That such indemnity shall not extend to any liability, cost, expense or damage suffered or incurred by reason of any defect in any Menarini Product which was detected or should have been detected by Menarini by means of the Quality Test Procedures applied (or which should have been applied) by Menarini within 45 days of the date of delivery of the Menarini Product under the provisions of Clause 9.7.

13.2 Menarini undertakes to indemnify and hold Glycyx harmless against all and any loss, damage, claim or liability suffered or incurred by Glycyx in any circumstances whatsoever save only where Glycyx is liable under Clause 13.l.

13.3 Save as expressly provided in this Agreement in no circumstances whatsoever shall either Glycyx or Menarini be liable for any special indirect incidental or consequential damages (including without limitation damages for lose of profits production, use or sales) whether arising in contract, tort or any other legal basis whatsoever.

14.  CONFIDENTIAL INFORMATION
     ------------------------

14.1 Menarini hereby agrees and undertakes that during the term of the Agreement and for a period of ten years thereafter (howsoever termination may be caused or arise and including termination by reason of expiry under Clause 18.l) it shall keep confidential and shall not without the prior written consent of Glycyx disclose to any third party or (save as expressly provided in this Agreement) use any information of a confidential nature belonging to Glycyx or Biorex (including trade secrets and information of commercial value) which may become known to Menarini from Glycyx or its representatives in connection with this Agreement Provided Always That such obligation of confidentiality shall not extend to any part of such confidential information which:

     14.1.1 shall otherwise than by reason of any default by Menarini become freely available to the general public; or

     14.l.2 Menarini can show by documentary evidence was in its possession or control prior to disclosure free of any obligation of confidentiality; or

     14.l.3 Menarini can show by documentary evidence shall have come into the possession or control of Menarini from a third party free of any obligation of confidentiality subsequent to disclosure hereunder; or

     14.l.4 Menarini is obliged by law or regulation to disclose to a third party provided that such disclosure shall only be to the extent required by such law or regulation.

14.2 Menarini shall ensure that any employee of, or consultant to Menarini who shall obtain any confidential information in connection with the performance of this Agreement shall be bound by obligations of confidentiality substantially similar to the provisions of Clause 14.1.

14.3 Glycyx acknowledges the importance of keeping all material information relating to the Product confidential and Glycyx will use all reasonable endeavours to ensure that no such information is made public or otherwise made available to third parties in any manner which would jeopardize the exclusivity in the Territory granted to Menarini hereunder.

15.  INTELLECTUAL PROPERTY
     ---------------------

15.1 Menarini acknowledges that save as expressly provided herein Menarini shall have no right, title, interest or licence in or to the Patents or otherwise any intellectual property rights of Biorex or Glycyx in Balsalazide or the Product or any Menarini Product.

15.2 In the event that either party becomes aware of any infringement by any third party within the Territory of any intellectual property rights of Glycyx and/or Biorex in the Patents, Balsalazide, the Product or any Menarini Product or the Trade Mark it shall forthwith notify the other party. Glycyx shall be entitled to take such action (or procure such action by Biorex) as it may in its sole discretion consider appropriate against any such third party infringer Provided Always That:-

     15.2.1 Menarini shall give such assistance as Glycyx may reasonably require in connection with any such action (subject to reimbursement by Glycyx of all costs reasonably incurred by Menarini); and

     15.2.2 Glycyx shall keep Menarini informed of the conduct and progress of such action but shall be entitled to conduct, pursue and settle such action in such manner as it shall reasonably consider appropriate and to retain any damages awarded against any such infringer;

     and in the event that such infringement shall continue and Glycyx shall fail to take or procure any action to prevent any continued infringement within the period of ninety days from the date upon which Glycyx shall become aware of any such infringement Menarini may (in its sole discretion) at its sole expense initiate and pursue such action as it considers appropriate to prevent any continued infringement Provided Further That:-

15.2.3 Glycyx shall give (and shall use reasonable endeavours to procure from Biorex) such assistance as Menarini may reasonably require in connection with any such action (subject to reimbursement by Menarini of all costs reasonably incurred by Glycyx and/or Biorex); and

15.2.4 Menarini shall keep Glycyx informed of the conduct and progress of such action but shall be entitled to conduct, pursue and settle such action in such manner as it shall reasonably consider appropriate (having regard to the continuing value of any such intellectual property rights to Glycyx and/or Biorex and the effect which any such infringement shall have had or will have on the exploitation in the Territory by Menarini of the Product) and to retain any damages awarded against any such infringer.

15.3 In the event that any claim is made against Menarini by any third party alleging infringement of any rights of any third party by the use and exploitation of the Product by Menarini Menarini shall forthwith notify Glycyx and Glycyx may at its sole option take such action (or procure such action by Biorex) as it may in its sole discretion consider appropriate to defend any such claim and in such circumstances;

     15.3.l Menarini shall give such assistance as Glycyx may reasonably require in connection with any such defence (subject to reimbursement by Glycyx of all costs reasonably incurred by Menarini); and

     15.3.2 Glycyx shall keep Menarini informed of the conduct and progress of any such claim but shall be entitled to conduct pursue and settle such action in such manner as it reasonably considers appropriate;

     In the event that Glycyx (and/or Biorex) shall notify Menarini that it does not intend taking any action to defend any such claim or shall otherwise not take any action to defend any such claim Menarini shall be entitled at its sole cost and expense to defend any such claim in such manner as it may in its sole discretion consider appropriate Provided Always That

     15.3.3 Glycyx shall give (and shall use, reasonable endeavours to procure from Biorex) such assistance as Menarini may reasonably require in such action (subject to reimbursement by Menarini of all costs reasonably incurred by Glycyx and/or Biorex); and

     15.3.4 Menarini shall keep Glycyx informed of the conduct and progress of such action but shall be entitled to conduct, pursue and settle such action in such manner as it shall reasonably consider appropriate (having regard to the continuing value of any such intellectual property rights to Glycyx and/or

               Biorex and the effect which any such infringement shall have had or will have on the exploitation in the Territory by Menarini of the Product) and to retain any damages awarded against any such infringer; and

     15.3.5 In the event of any such claim as aforesaid (subject always to any breach of the warranty contained in Clause 15.4) Glycyx shall not be liable in any manner whatsoever to Menarini for any loss or damages suffered incurred or awarded against Menarini in connection with any such claim.

15.4 Glycyx hereby represents and warrants to Menarini as at the date of this Agreement that so far as it is aware such of the Patents as are listed in
     Schedule 1 are valid and subsisting.

15.5 In the event that in the exercise of its rights and obligations under this Agreement Menarini shall develop any improvements to the Product or its use in the Applications or otherwise any invention of direct application to the Product and/or its use in the Applications Menarini shall:-


     15.5.1    notify Glycyx in writing of any such improvements or inventions;
               and

     15.5.2 forthwith upon such notification grant to Glycyx an exclusive royalty free licence (without limit in time) to use and exploit any such inventions or improvements in connection with the use and exploitation of the Products by Glycyx or any sub-licensee in all parts of the world outside the Territory; and

     15.5.3 (for the avoidance of doubt) have the right to use and exploit the same within the Territory in such manner as it considers appropriate and to use and exploit the same in connection with the Product in the exercise of its rights and obligations under the terms of this Agreement.

16.  SUB-DISTRIBUTION AND SUB-LICENSEES
     ----------------------------------

16.1 Menarini is hereby granted the right to appoint sub-distributors and/or sub-licensees for the exercise of its rights hereunder in connection with the Product In countries within the Territory Provided Always That:-

     16.1.1 Menarini shall remain solely liable to Glycyx for the performance of its obligations hereunder in each part of the Territory; and

     16.1.2 Menarini shall prior to granting any such rights notify Glycyx in writing of the identity of any such sub-distributor and/or sub licensee and of the terms upon which it proposes to appoint such sub-distributor/sub-licensee; and

     16.1.3 No such sub-distributor and/or sub-licensee shall be appointed without the prior approval in writing of Glycyx such approval not to be unreasonably withheld or delayed; and

     16.1.4 Menarini shall supply Glycyx with a copy of each such sub-licence and/or sub-contract entered into by it within fourteen days of the effective date thereof.

17.  BREACH BY GLYCYX
     ----------------

17.1 In the event of any breach of the terms of this Agreement by Glycyx, Menarini shall be entitled to refer any such breach to arbitration (pursuant to the provisions of Clauses 24.5 and 24.6) and to request from the arbitrator such remedies as Menarini may reasonably require:-

     17.1.1 to compensate Menarini for any lose or damage suffered or incurred by reason of any such breach; and

     17.1.2 to ensure the continued supply to Menarini of the Menarini Product under the terms of this Agreement; and

     17.1.3 to enable Menarini to exploit the Product fully in accordance with the rights granted to Menarini under the terms of this Agreement and Glycyx and Menarini each confirm and acknowledge that such arbitrator shall have the power, upon hearing all the evidence and representations of both parties in a full arbitration hearing, to make such order as he considers reasonable and appropriate in the light of all the circumstances concerning and surrounding such breach including (but without limitation):

     17.1.4    the award of damages; and/or

     17.1.5 the grant of a licence to manufacture the Menarini Product to a third party upon the basis that such third party shall fulfil the obligations of Glycyx under the terms of this Agreement for such period as the arbitrator may consider reasonable and appropriate as Glycyx's agent and/or licensee; and/or

     17.1.6 the grant of a licence to manufacture the Menarini Product to Menarini to enable Menarini to manufacture the Menarini Product for such period as the arbitrator may consider reasonable and appropriate, such licence to be granted upon such terms as the arbitrator may consider reasonable and appropriate including, (without limitation) terms relating to the payment of such royalty (if any) as the arbitrator may consider appropriate to compensate Glycyx and/or any licensor of Glycyx for the use by Menarini of the Patents and otherwise any confidential information supplied or required in connection with the Product under the terms of this Agreement.

18.  TERMINATION
     -----------

18.1 Subject always to earlier termination under Clauses 3.1 or 18.2 the rights and obligations of the parties contained in this agreement shall cease forthwith upon the expiry of whichever shall be the earlier of:-

     18.1.1 that date upon which such of the Patents as are listed as patents in Schedule 1 (together with any extensions (deriving from a supplementary protection certificate or similar instrument or provision of such Patents) reasonably available to the Patent owner in any part of the Territory) shall expire or otherwise cease to be subsisting; or

     18.l.2    a period of fifteen years from the date hereof

     Provided Always that

     18.l.3 notwithstanding the provisions of Clause 18.1.1 no such cessation shall occur and this agreement shall continue fully in accordance with its terms for a period of 10 years from the first date of Launch; and

     18.1.4 for the avoidance of doubt any licence or interest granted under this agreement in all or any part of the Patents Balsalazide and/or the Product and any confidential information shall continue indefinitely after such cessation.

18.2 Either party to this Agreement shall be entitled to terminate this Agreement forthwith by notice in writing to the other in the event that:-

     18.2.1 the other party shall fail to pay any sum due hereunder on the due date and shall fail to remedy such breach within (30) thirty days of being required in writing by the other party so to do; or

     18.2.2 the other party shall commit a material breach of any of the terms and conditions of this Agreement and shall fail to remedy the same (if capable of remedy) within ninety (90) days of being required in writing by the other party so to do; or

     18.2.3 the other party shall enter into liquidation (either voluntary or compulsory) or shall be the subject of any petition for winding up; or

     18.2.4 the other party shall make any assignment or arrangement for the benefit of its creditors or cease or threaten to cease to carry on its business in the ordinary course; or

     18.2.5 a receiver, administrative receiver, or receiver and manager, or judicial manager or administrator is appointed over the whole or any part of the assets of either party or if any court proceedings are commenced for the appointment of an administrator or receiver to either party; or

     18.2.6 the other party shall become unable to pay its debts as they become due in the ordinary course of business or shall otherwise become subject or seek relief under any law relating to insolvency in any jurisdiction relevant to such other party

18.3 Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any provisions of this Agreement.

18.4 Any termination of this Agreement shall be without prejudice to the right of either party to recover any monies due to it under this Agreement or the rights or remedies of either party in respect of any breach prior to the effective date of termination of this Agreement.

19.  CONSEQUENCES OF TERMINATION
     ---------------------------

19.1 In the event of termination of this Agreement under Clause 18.2 by Glycyx or by Menarini (prior to the expiry of this Agreement in respect of any part of the Territory pursuant to Clause 18.1) Menarini shall:

     19.1.1 forthwith, cease all manufacturing, marketing, sale and promotion of the Product; and

     19.1.2 immediately pay all monies due and payable to Glycyx as at the date of termination; and

     19.1.3 immediately return to Glycyx all information and data of whatsoever nature relating to the Product together with all copies thereof (other than correspondence between Glycyx and Menarini) which Menarini may have in its possession or under its control including but without limitation all scientific, medical and safety data relating to the Product; and

     19.l.4 immediately cease use of all or any confidential information of Glycyx delivered in connection with this Agreement; and

     19.1.5    immediately cease use of the Trade Mark; and

     19.1.6 take all such steps as may reasonably be required by Glycyx to transfer or procure the transfer to Glycyx (or its nominee) of all such product licences and approvals as may have been obtained for the manufacturing marketing and sale of the Product in any part of the Territory subject always (save only in the event of termination by Glycyx under the provisions of Clauses 18.2.1 or 18.2.2) to payment by Glycyx of a sum representing the reimbursement to Menarini of the unamortised amount of its reasonable costs directly incurred in obtaining and successfully exploiting such product licences and approvals, amortised over a ten year period from the date of approval, such costs to be agreed and determined in good faith negotiations between the parties or, in the event of any failure to be agreed by an arbitrator appointed and operating in accordance with the provisions of Clause 24.6; and

     19.1.7 immediately deliver to Glycyx a full and detailed inventory of all Products and Menarini Products in the course of manufacture and/or in stock as at the date of termination; and

     19.1.8 Glycyx may at its sole discretion purchase such stocks of the Product (inclusive of packaging) as Menarini shall still have in its possession once it has fulfilled all orders outstanding as at the date of termination at a price calculated as cost price to Menarini Provided Always that such stocks:-

               (i)    are of merchantable quality; and

               (ii) have remaining (as at the date of any such purchase) not less than two thirds of their approved shelf life.

20.  ASSIGNMENT AND SUB-CONTRACTING
     ------------------------------

20.1 The benefit of this Agreement is personal to Menarini and to Glycyx and shall not be capable of assignment (whether in whole or in part) by either of them without the prior consent in writing of the other party (such consent not to be unreasonably withheld or delayed) Provided Always that:-

     20.1.1 Glycyx shall be entitled to assign the whole (but not part) of this Agreement without the prior consent of Menarini to any company to which the entire trade and business of Glycyx may be transferred as part of any internal corporate restructuring of Glycyx;

     20.1.2 Menarini shall be entitled to assign the whole (but not part) of this Agreement to any Menarini Associate without the prior consent of Glycyx

     Provided further that in the event of any assignment by Menarini to any Menarini Associate or third party Menarini undertakes to remain liable as guarantor of the obligations of such Menarini Associate or third party under this Agreement.

20.2 Menarini hereby confirms and undertakes that in the event that any obligation of Menarini contained herein is sub-contracted or sub-licensed or otherwise performed by any Menarini Associate Menarini shall remain solely liable for the proper performance of such obligation.

21.  FORCE MAJEURE
     -------------

21.1 If the performance of any obligations under this Agreement by either party Is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

21.2 Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other by reason of any delay in performance or non-performance of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure which has been notified to the other party in writing.

22.  COSTS
     -----
     Each party hereto shall bear its own costs in relation to the negotiation, drafting, preparation, and execution of this Agreement.

23.  CONFIDENTIALITY OF THIS AGREEMENT
     ---------------------------------

23.1 The contents of this Agreement shall remain confidential as between the parties. Neither party shall, without the prior written consent of the other (such consent not to be unreasonably withheld without justification), disclose any of the financial terms of this Agreement to any other person, firm or company save for

     23.1.1 disclosure by Glycyx to Biorex (or otherwise the owner for the time being of the Patents) and/or Salix Pharmaceuticals Inc. (for as long as it shall remain a company in common ownership with Glycyx) in circumstances where such third party shall have accepted obligations of confidentiality in respect of the information disclosed; and

     23.1.2 such disclosure as may be required by any relevant law or regulatory authority; and

     23.1.3 such disclosure as may reasonably be required to its professional advisers and/or any potential or actual investor in such party (subject always to such party obtaining appropriate obligations of confidentiality from any such person(s)).

24.  NATURE OF THE AGREEMENT
     -----------------------

24.1 Nothing in this Agreement shall create or be deemed to create any partnership, joint venture or the relationship of principal and agent between the parties.

24.2 Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision (save only as expressly provided herein) and all conditions, warranties or other terms implied by Statute or common law are hereby excluded to the fullest extent permitted by law.

24.3 This Agreement (including all the Schedules) and any agreements entered into pursuant to this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the parties relating to this Agreement.

24.4 This Agreement may not be released, discharged, abandoned, charged or modified, in any manner, except by an instrument in writing signed by a duly authorised officer or representative from each of the parties hereto.

24.5 This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

24.6 Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in Geneva, Switzerland before an arbitrator (with suitable technical knowledge) appointed by the agreement of the parties or in the absence of agreement by the President for the time being of the Swiss Pharmaceutical Society and such arbitration shall be conducted in the English language under the arbitration rules of the International Chamber of Commerce.

25.  NOTICES
     -------

25.l All notices to be served by the parties to this Agreement shall be served only in the English language.

25.2 Notices shall be sufficiently served if dispatched by international courier to the address of the receiving party set out below

     Glycyx    3600 W Bayshore Road
               Suite 205
               Palo Alto
               CA 94303 U.S.A.
               F.A.O. The President

     Menarini       15 Boulevard Roosevelt
                    Luxembourg
                    F.A.0. for the President of the Board
     with a copy to:
                        A. Menarini Industrie Farmaccutiche
                        Riunite s.r.l.
                        Via Sette Santi 1
                        50131 Firenze
                        Italy
                        F.A.O. The Legal Department

     Any modification to this address must in itself be notified in writing to the other party in accordance with the terms of this sub-clause.

25.3 In the absence of proof to the contrary notices properly sent hereunder shall be deemed to have been duly served 10 days after the date of dispatch.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

                                   SCHEDULE 1
                                   ----------

                                  THE PATENTS
                                  -----------

PATENT     NUMBER     FILING DATE   GRANT DATE  DUE TO EXPIRE

UK        2,080,796  Complete                      07.07.2001
                     Specification
                        07.07.1981

France    1,493,313     21.07.1981                 21.07.2001

Italy     1,138,450     10.07.1981                 10.07.2001

Japan     1,433,303     16.07.1981                 07.04.2001

U.S.A.    4,4l2,992     08.07.1981                 01.11.2000

F.R.G.    3,120,0l9     21.07.1981    15.02.90     21.07.2001

                                  SCHEDULE 2
                                  ----------
                         "Bulk Product Specifications"

                                      and

                       "Finished Product Specifications"

                           PENN PHARMACEUTICALS LTD

                            DEVELOPMENT DEPARTMENT

                                    INTERIM
                   ANALYTICAL PROCEDURES AND SPECIFICATIONS


                              BALSALAZIDE SODIUM

Written by:                                Date:

Approved by:                               Date:

Ref.No.        20.DEC.93                   Supersedes: 19 AUG 1993

Page 1 of 4

--------------------------------------------------------------------------------

Chemical Name
-------------

[*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                SPECIFICATIONS
                                --------------

[*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                           PENN PHARMACEUTICALS LTD

                            DEVELOPMENT DEPARTMENT


                   ANALYTICAL PROCEDURES AND SPECIFICATIONS


                               COLAZIDE CAPSULES


Written by:                                Date:

Approved by:                               Date:

Ref. No.        18.FEB.93                  Supersedes: First

Page 1 of 3

--------------------------------------------------------------------------------

Appearance:
----------

[*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 3
----------

MANUFACTURING AGREEMENT
-----------------------

TECHNICAL ARRANGEMENTS

between

A. MENARINI INDUSTRIE FARMACEUTICHE RIUNITE SRL a company incorporated under the laws of Italy whose principal Place of business is at Sette Santi, 1 50131 Firenze Italy hereinafter called MENARINI

and

GLYCYX PHARMACEUTICALS LTD a Company incorporated under the laws of Bermuda whose registered office is at 41 Cedar Avenue Hamilton HM12 Bermuda hereinafter called GLYCYX

WHEREBY it is agreed as follows:-

Supply of Product
-----------------

1. GLYCYX will supply the Product specified in the Schedule to this agreement ("the Product") to MENARINI upon the terms and conditions of this agreement and otherwise as agreed between the parties.

2.   GLYCYX will use its site(s) at [

                                                            ] for
     manufacturing and control activities of the Product.

Quality of manufacturing materials used by GLYCYX
-------------------------------------------------

3.   GLYCYX shall obtain the manufacturing materials specified in Schedule A.

4. GLYCYX is solely responsible for ensuring that each batch of manufacturing material used by GLYCYX has been examined and complies with the specifications In Schedule A.

GMP standard
------------

5. All manufacture and quality control operations of GLYCYX shall be carried out according to the current Basic Standard of Good Manufacturing Practice for Pharmaceutical Products - including supplementary recommendations as issued by the European Commission.

Changes in quality standards, formula, manufacturing and quality control
------------------------------------------------------------------------
procedures
----------

6. The procedures of manufacture and quality control shall be as agreed by the parties and any change in such procedures shall be agreed upon by both parties in writing.

7. GLYCYX may not sub-contract any manufacturing or quality control operations to any Glycyx site other than that specified in Clause 2 or sub-contractor without prior notice in writing to MENARINI and providing such period of notice is reasonably required by MENARINI for MENARINI to meet Drug Regulatory requirements.

Responsibility for release of product manufactured by GLYCYX
------------------------------------------------------------

8. GLYCYX shall only release batches of Product for shipment to MENARINI which have been examined and comply with the specifications in Schedule A

     Provided Always that MENARINI shall be solely responsible for the final approval of batches of Product manufactured by GLYCYX.

Storage
-------

9. GLYCYX shall store all manufacturing materials and Products in accordance with GMP recommendations and the storage conditions prescribed therein [and agreed between the parties].

Documentation
-------------

10.  GLYCYX shall keep:-

     10.1 reference samples (solvents excluded) and quality control records for each batch of manufacturing material used by GLYCYX; and

     10.2 manufacturing and quality control records for each batch of the Product manufactured for MENARINI by GLYCYX for a period of six years from the date of manufacture or such longer period as may be agreed upon in writing between MENARINI and GLYCYX.

l1. Each shipment of the Products from GLYCYX to MENARINI shall be accompanied by a certificate of analysis with the following information:-

     11.1 the results of such tests as may by agreement of the parties be carried out by GLYCYX; and

     11.2 a statement by GLYCYX that the batch of Products has been released for shipment to MENARINI in accordance with the following criteria:-

          11.2.1 all manufacturing materials used in the manufacture of the Products have complied with the specification in Schedule 2; and

          11.2.2 all manufacture and quality control operations by GLYCYX have been carried out according to current GMP, manufacturing, in process control and testing procedures, as well as Standard Operating Procedures in the form agreed between the parties.

     11.3 the manufacturing date.

12. GLYCYX agrees to submit to MENARINI upon receipt of any request therefor from Menarini:-

     12.1 copies of all manufacturing and quality control records of any batch of the Products manufactured by GLYCYX; and

     12.2 copies of the quality control records of any batch of manufacturing materials used by GLYCYX.

13. Menarini shall keep reference samples and quality control records for each batch of Product delivered to Menarini by Glycyx for a period of six years from the date of delivery or such longer period as may be agreed upon in writing between Menarini and Glycyx.

14. Menarini agrees to submit to Glycyx upon receipt of any request therefor copies of all quality control records for each batch of Product delivered to it by Glycyx.

Quality test procedures
-----------------------

15. Upon receipt of each batch of Products from Glycyx, Menarini shall test each such batch fully in accordance with Quality Test Procedures agreed from time to time by Glycyx and Menarini.

Quality Audit
-------------

16. During normal working hours and upon reasonable notice MENARINI shall be entitled to inspect the manufacturing and quality control areas at GLYCYX's site.

17. During quality audits by MENARINI and upon request, GLYCYX shall inform MENARINI of the outcome of inspections by the National Drug Inspectorate of GLYCYX's site.

18. GLYCYX shall supply MENARINI with all relevant information reasonably required for the investigation of any complaints concerning the quality of the Products.

Post production product inspection
----------------------------------

19. MENARINI is solely responsible for all post production Inspection of the Product.

Contact persons
---------------

20. Contact persons in matters relating to manufacture and quality control under the terms of this Agreement are:-

     -    on behalf of MENARINI

     -    on behalf of GLYCYX

                                  SCHEDULE A
                                  ----------

               Manufacturing materials to be supplied by GLYCYX
               ------------------------------------------------

NAME                                     SPECIFICATION NO.
----                                     -----------------


                            Detailed specifications
                            -----------------------



Date:


A.   MENARINI INDUSTRIE FARMACEUTICHE RIUNITE SRL

____________________________________


Date:


GLYCYX

____________________________________

                                   SCHEDULE 4
                                   ----------

                            ADVERSE EVENT REPORTING
                            -----------------------

1. Serious Event: In the US, a serious event includes death, a life-threatening event, hospitalisation (initial or prolonged), disability, congenital anomaly, and any event requiring intervention to prevent permanent impairment or damage.

2. Unexpected: Event is not listed in the current FDA-approved labelling for the drug. This includes events that may differ from a labelled reaction because of greater severity or specificity.

3. Quarter: Non-serious and expected events occurring prior to NDA approval will be reported to Glycyx on a quarterly basis, where the first quarter of each year begins an 22 June.

Non-serious and expected events occurring post-NDA approval will be reported to Glycyx every quarter, where the first quarter begins on the date of approval of the NDA.

SIGNED by                           )        Randy W. Hamilton
for and on behalf of GLYCYX         )        PRESIDENT
PHARMACEUTICALS, LTD in the presence)        Lorin K. Johnson
of:-                                )        VICE PRESIDENT




SIGNED by Dr. Lucia Aleotti         )        Lucia Aleotti
for and on behalf of MENARINI       )
INTERNATIONAL OPERATIONS LUXEMBOURG )        Stephano Marano
S.A. in the presence of:-           )
Dr. Stefano Marano

GENERAL COUNSEL

                                  APPENDIX 1


RAO:eae/1.3/24

ADDRESS FOR CORRESPONDENCE:
--------------------------

Beech House,
Melbourn Science Park,
Cambridge Road,
Melbourn, Cambridge SG8 6TB.

TEL: 0763-262940                              [IMAGE OMITTED]
FAX: 0763-263460
                                              CAMAS PARTNERS
________________________________
                                              CAMAS HOUSE
21st April 1992                               23 PARK LANE, BLUNHAM
                                              BEDFORDSHIRE MK44 3NH
FAX:  010 39 55  5680446                      E N G L A N D
                                              TEL(0767)40373
                                              FAX(0767)40941
Dr Capone

Direttore Della Ricerca Clinica
A. MENARINI  Industrie Farmaceutiche Riunite srl
Via Sette Santi 1
50131 Firenze
Italy                                    cc:  Mr R Hamilton
                                              Mr J Chappell
Dear Dr Capone

Since our meeting on March 10th, we have been diligently analysing data in order to arrive at a fair and accurate measure of the superiority of 'Colazide' when compared to 'Asacol'. I must apologise for the delay in responding to these matters, but we have felt it important to give due consideration to the parameters that are used to adjudge these comparative factors.

In regard to clinical superiority, our hypothesis is that the reproducible and site-specific delivery aspects of 'Colazide' will result in superior rates of symptomatic improvement vs. 'Asacol'. This hypothesis has largely been based on the improvement we have seen in our relapse-treatment trials at the two week interval.

To date, there have been no direct comparative studies of the two drugs, so we must rely on analogy to establish a foundation of understanding. Nevertheless, two published studies can shed light on the anticipated performance of 'Colazide' and 'Asacol' in the treatment of relapse in mild to moderate ulcerative colitis:

* Sninsky CA, et al, Oral Mesalamine ('Asacol') for mildly to moderately active ulcerative colitis. Annals of Int Med 1991; 115(5): 350-355

* Mansfield JC et al. Is high dose balsalazide better than sulphasalazine in initial management of ulcerative colitis? Gut (1991) In Press.

                                                       /Contd...

Dr Capone
A. MENARINI Industrie Farmaceutiche Riunite srl

The 'Asacol' study compared 1.6g/d and 2.4g/d to placebo, measuring improvement and remission at 3 and 6 weeks. The balsalazide study compared 6.75g/d balsalazide to 3g/d of sulphasalazine, and measured improvement and remission at 2, 4 and 8 weeks. End-point measures were similar and the patient populations were not dramatically different. The daily balsalazide dose of 6.75g equates to 2.36g of 5-ASA, almost exactly the 2.4g/d dose of 'Asacol'.

Though it is not scientifically valid to directly compare these two studies, we believe the 2/3 week scores reveal a trend in the favour of balsalazide. The Sninsky trial defined improvement as a reduction of physician's global assessment score and in at least one other component score, with no score increase in severity. At 3 weeks, 32% of patients on 2.4g/d 'Asacol' were scored as improved. Using a similar scoring of improvement in the balsalazide study, at 2 weeks of treatment, 68% of patients were scored as improved. Had this been a direct comparative study, these results would represent a 112% superiority of balsalazide over 'Asacol', measured as early (2 week) patient improvement.

We therefore propose to conduct a direct, comparative clinical trial of 'Colazide' and 'Asacol' in the treatment of acute relapse in mild to moderate ulcerative colitis. The trial would compare the most widely accepted acute dosage of 'Asacol', 2.4g per day, to 6.75 g of 'Colazide' per day. The trial would run for 8 weeks, with symtomatic scores being taken at 1, 2 and 4 weeks, and assessment of remission at the 8 week treatment point. The scoring system is shown on the attached sheet. Patient improvement would be defined as per the Sninsky study, noted above.

Clinical superiority of 'Colazide' will be determined by the following formulae:

          Proportion of 'Colazide' patients Improved

          ------------------------------------------  = 1.20

          Proportion of 'Asacol' patients Improved

This represents the 20% "superiority" target set out for us by Dott. Aleotti.

We think that the superiority of 'Colazide' at any of the time points is a significant finding, consistent with our postulate that 'Colazide' treatment will result in faster improvement, even if at later time points the two drugs are closer to equivalent (c.f. omeprazole vs ranitidine vs cimetidine).

                                                       /Contd ...

Dr Capone
A. MENARINI Industrie Farmaceutiche Riunite srl


Of course, more rapid clinical improvement is only a part of 'Colazide's advantage. In regard to safety, our hypothesis is that the unpredictable release of 5-ASA from Asacol can result in greater systemic exposure and possible nephrotoxicity. This concern gave rise to a CSM warning regarding 'Asacol' in the UK.

To put 'Colazide into perspective, we refer to: Laursen et al. Disposition of 5-aminosalicylic acid by olsalazine and three mesalazine preparations (including 'Asacol') in patients with ulcerative colitis: comparison of intraluminal colonic concentrations, serum values and urinary excretion. Gut (1990) 31:1271-1276. This study showed a significantly higher urinary output of 5-ASA from 'Asacol' as compared to olsalazine. The authors note:

     "The potential toxicity of 5-ASA should be considered, in particular during long-term treatment with 5-ASA delivering compounds in doses above 1g/day. Most interest has been focused on the potential renal abnormalities due to 5-ASA. The drug has structural similarities to phenacetin, and has caused papillary necrosis when given intravenously in high doses to rats. A putative nephrotic syndrome and an interstitial nephritis after treatment with 'Asacol' and 'Salofalk' respectively, have been reported. Finally, a two year follow up of patients on 'Asacol' has shown an incidence of pyuria of more than 50%. Hence; the lowest possible systemic load of 5-ASA should be sought in the choice of a system for effective delivery of 5-ASA to the inflamed colon."

We also know from direct clinical input from UK gastroenterologists that patients transferred onto 'Asacol' are in practice exposed to a higher level of side effects than is widely perceived. Our intent is to monitor systemic 5-ASA levels and other marker enzymes predictive of renal tubule damage in volunteers and patients. We consider that such evaluation is a critical adjunct to the assessment of this type of product, where the site and mechanism of delivery of 5-ASA is such a key adjunct to efficacy.


                                             /Contd ...

Dr Capone
A. MENARINI Industrie Farmaceutiche Riunite srl

Since 'Colazide' uses the same azo-reductase delivery mechanism as olsalazine, we postulate that urinary excretion of 5-ASA from 'colazide' will be significantly less than that from 'Asacol'. Furthermore, we believe this contrast will be even greater when comparing unmetabolized urinary 5-ASA output (N-acetyl-5-ASA is considered therapeutically inert).

Clearly, superiority in efficacy is a much stronger argument from reimbursement and marketing perspectives. However, it might be appropriate to factor urinary 5-ASA output as an additional score in the definition. For any drug, superiority should be measured by both efficacy and safety parameters. Each must be considered together in a benefit/risk assessment.

SYMPTOM SCORING SYSTEM
----------------------

Stool frequency
---------------
0 = Normal number of stools for this patient
1 = 1 to 2 stools more than normal
2 = 3 to 4 stools more than normal
3 = 5 or more stools more than normal

Rectal bleeding
---------------
0 = No blood seen
1 = Streaks of blood with stool less than half the time
2 = Obvious blood with stool most of the time
3 = Blood alone passed

Abdominal pain
--------------
0 = None
1 = Mild, with bowel action
2.= Moderate, with bowel action
3 = Severe, with bowel action or continuous abdominal pain

PATIENT'S FUNCTIONAL ASSESSMENT
-------------------------------

0 = Generally well
1 = Fair
2.= Poor
3 = Terrible

HAEMATOLOGICAL SCORING SYSTEM
-----------------------------

0 = ESR within Normal Range
1 = ESR more than 20 less than 50 mm/hr
2.= ESR more than 50 less than 100 mm/hr
3 = ESR more than 100 mm/hr
                                                       /Contd...

Dr Capone
A. MENARINI Industrie Farmaceutiche Riunite srl


--------------------------------------------------------------------------------

                SIGMOIDOSCOPIC AND HISTOLOGICAL GRADING SYSTEMS

--------------------------------------------------------------------------------
Sigmoidoscopic grading                  Histological grading
--------------------------------------------------------------------------------
Grade macroscopic appearance            Grade Microscopic appearance
--------------------------------------------------------------------------------
     0    Normal, vascular pattern      0  Normal
          clearly visible
--------------------------------------------------------------------------------
     1    Erythema with loss of         1  Mild increase in chronic
          vascular pattern                 inflammatory cell infiltrate
                                           no tissue destruction
--------------------------------------------------------------------------------
     2    As above plus contact         2  Moderate increase in chronic
          bleeding                         inflammatory cell infiltrate
                                           no tissue destruction
--------------------------------------------------------------------------------
     3    As above plus                 3  Marked increase in
          spontaneous bleeding             inflammatory cell infiltrate
                                           mild tissue destruction
--------------------------------------------------------------------------------
     4    As above plus                 3  Marked increase in chronic,
          obvious ulceration               inflammatory cell infiltrate
                                           obvious tissue destruction
--------------------------------------------------------------------------------

We are in the process of developing a complete clinical trial protocol, but in the meantime we should come to a basic understanding as to the means of determining and definition of superiority. I look forward to your comments and a chance to discuss the definition proposed herein.

This letter has been forwarded to you by Fax as the preliminary communication. The references quoted in the letter are being sent with a hard copy of the letter by Express Post.

Best regards

Yours sincerely

/s/ R.A. Onyett

R A ONYETT
----------

                                              Glycyx Pharmaceuticals, Ltd
                                              Cedar House
                                              41 Cedar Avenue
                                              Hamilton
                                              EM12
                                              Bermuda

Menarini International
 Operations Luxembourg S.A.
15 Boulevard Roosevelt
Luxembourg                                                 23rd September 1994

Dear Sirs

I write in connection with an Agreement entered into between Glycyx Pharmaceuticals, Ltd ("Glycyx") and Menarini International Operations Luxembourg SA ("Menarini") in the form of the agreement attached hereto dated 23rd September ("the Agreement").

In this letter words and phrases defined in the Agreement shall bear the same meaning.

I write to confirm the agreement between Menarini and Glycyx of the prices to be paid for the Menarini Product in accordance with clause 10.1. I confirm our agreement as follows:.

1. It is intended that the prices charged by Glycyx will be calculated by reference to Glycyx's [*] Provided Always that Glycyx's costs shall not be materially different to the costs that might be incurred by Menarini if it was itself to manufacture the Menarini Product.

2. For this purpose, the [*] of Glycyx shall be volume related and shall be calculated as a percentage of the [*] achieved by Menarini (or any Menarini Associate, marketing and selling the Product under the terms of the Agreement) on any sale within each part of the Territory in any year ("Menarini's Price") and:-


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Continued/...                                                             Page 2



     for that portion of Menarini       Glycyx's reasonable profit
     aggregate sales in any             will be calculated as
     calendar year between

     [*]

3. Annual quantities of Product (ie finished capsules) shall be calculated as the number sold during each twelve month period starting from the date of first commercial launch of the Product in the first market. Once the Product has been launched in all parts of the Territory a definitive adjustment to the anniversary date will be made substituting 31st December in each year as the expiry date of each twelve month period and such calendar year shall apply to all quantities of products sold In the Territory.

4. "Menarini's Price" shall be calculated as the price obtained by Menarini (or any Menarini Associate, exercising rights granted to Menarini under the terms of the Agreement) on the sale and supply of each unit of Product to third parties in each calendar year. In any six month period from the date of first commercial launch of the Product in the Territory account shall be taken of actual volumes of sales and prices in such period. The overall accounting periods will be adjusted to conform with a calendar year basis through one definitive adjustment (as specified above) once the Product has been launched in all parts of the Territory.

5. Not later than one month prior to the commencement of any six month period Glycyx and Menarini will determine the "Interim Price" to apply during such six month period and to be based on historical figures, forecasts and estimates. Menarini's Price shall be determined finally for each six month period at the end of the third month after the expiry of each six month period and any difference arising from the calculation of the Menarini Price as due and the Interim Price previously paid shall be settled between Glycyx and this Company within fourteen days of such date of determination.

6. To assist in the calculation of the Menarini Price (and the Interim Price) Menarini shall


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Continued/...                                                             Page 3


     (i) keep Glycyx fully informed of its best available estimates of total sales and prices for the Product in each part of the Territory and of any material deviation from such estimates; and

     (ii)   keep full records of all such prices actually achieved; and

     (iii) grant Glycyx access to all such records in order to verify such prices for the purposes of calculating the "reasonable profit" and the prices to be charged by Glycyx to Menarini for the Product under the terms of this letter agreement.

7. Menarini's Price shall be determined and settled in United Kingdom pounds sterling at the exchange rate applicable as at the date of determination.

8. The price payable to Glycyx for all quantities of Menarini Product delivered pursuant to the Agreement shall be payable in Pounds Sterling and shall be payable by means of interbank telegraphic transfer.

9. All matters information and discussions relating to the calculation of the Interim Price and Menarini's Price shall be treated as strictly confidential and this shall be maintained as confidential.

It is confirmed that this letter is intended to reflect a binding agreement between Glycyx and Menarini in respect of all the matters covered by this letter as if these terms were expressly incorporated into the Agreement.

It is the intention of Menarini that all detailed matters concerning the trading relationship between Menarini and Glycyx (including, in particular, the supply of Menarini Product and details concerning the forecasting, ordering, delivery and payment of and for the Menarini Products) shall be effected by a Menarini Associate appointed by Menarini as its agent with authority to act in all such matters under the terms of the Agreement and to bind Menarini in all such matters as if it was a signatory to any such arrangements. Menarini would intend appointing any such agent by a letter of authority forwarded to Glycyx and Menarini confirms that notwithstanding any such appointment or the exercise of any such rights by any Menarini Associate, Menarini shall remain solely liable for the proper performance of all obligations under the Agreement.

Continued/...                                                             Page 4


Kindly countersign and return the enclosed copy letter to evidence your agreement to these terms.

Yours faithfully


Randy W. Hamilton

FOR AND ON BEHALF OF
GLYCYX PHARMACEUTICALS, LTD


Confirmed, acknowledge and agreed for and on behalf of Menarini International Operations Luxembourg SA.


[SIGNATURE ILLEGIBLE]
 .................................
Duly authorised signatory

                           DATED 23rd September 1994



              A. MENARINI INDUSTRIE FARMACCUTICHE RIUNITE s.r.l.


                                     -and-


                          GLYCYX PHARMACEUTICALS, LTD


                        ------------------------------

                                   AGREEMENT

                        ------------------------------


                             Hewitson Becke + Shaw
                               4/5 Church Street
                                 Peterborough
                                    PE1 1XB

            THIS AGREEMENT is made the 23rd day of September 1994

                                    BETWEEN

(1) A. Menarini Industrie Farmaccutiche Riunite s.r.l of Via Sette Santi 1, 50131 Firenze Italy ("Menarini"); and

(2) Glycyx Pharmaceuticals, Ltd of Cedar House 41 Cedar Avenue Hamilton EM12 Bermuda ("Glycyx")

WHEREAS

(A) At the request of Menarini Glycyx has today entered into an Agreement between Glycyx and Menarini International Operations Luxembourg SA ("Menarini Luxembourg"); and

(B) Menarini has agreed to guarantee to Glycyx the performance of all the obligations and liabilities of Menarini Luxembourg under the terms of the said Agreement in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1. In consideration of Glycyx at the request of Menarini entering into an agreement with Menarini Luxembourg dated 23rd September 1994 ("the Agreement");

     1.1 Menarini hereby guarantees to Glycyx the due and punctual performance by Menarini Luxembourg (notwithstanding any legal limitation and/or incapacity or other circumstances (including without limitation, insolvency) relating to Menarini Luxembourg or any irregularity unenforceability or invalidity of any obligation of Menarini under this agreement) of all obligations which Menarini Luxembourg may incur or assume under the Agreement and the due compliance by Menarini Luxembourg of all provisions under the Agreement ("Menarini Luxembourg's Obligations"); and

     1.2 Menarini hereby covenants with Glycyx that if and whenever Menarini Luxembourg shall make any default in any of Menarini Luxembourg's Obligations Menarini will indemnify Glycyx against all losses, damages costs and expenses which may be incurred by Glycyx by reason of any such default.

2. The liability of Menarini hereunder shall be as primary obligor and not merely as a surety and Menarini waives any rights which it may have to require Glycyx to proceed first against or claim payment first from Menarini Luxembourg and furthermore, the liability of Menarini shall not be affected impaired or discharged by reason of any act omission matter or thing which but for this provision might operate to release or otherwise exonerate Menarini Luxembourg from the Menarini Luxembourg Obligations including but without limitation;

     2.1 any granting of time or other indulgence or (without limitation) any extension renewals acceptance forbearance or release in respect of any of Menarini Luxembourg's Obligations; or

     2.2  Any waiver or release of any right under the terms of the Agreement;
          or

     2.3  Any modification of or variation to the terms of the Agreement; or

     2.4 Any transfer or assignment of rights or obligations under the Agreement; or

     2.5 Any corporate reorganisation reconstruction amalgamation dissolution merger acquisition of or by other alteration in the corporate existence or structure of Menarini Luxembourg; or

     2.6 Any composition or arrangement made by Glycyx with Menarini Luxembourg or any other person; or

     2.7 Any dealing with exchange modification or abstention from perfecting or enforcing any right; or

     2.8  The invalidity or enforceability of any provision of the Agreement.

     It being the intention of Menarini that the guarantee and indemnity set out herein shall be irrevocable and unconditional and that the same may be enforced as often as the need may arise.

3. This Agreement shall be construed in accordance with the laws of England and Wales and Menarini hereby undertakes to submit to the jurisdiction of the English Courts.


IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the date set out above.

Signed sealed and         )
delivered by A. Menarini  )
Industrie Farmaceutiche   )
Riunite s.r.l             )

[SIGNATURE ILLEGIBLE]


Signed sealed and     )                       Randy W. Hamilton
delivered by Glycyx   )                       PRESIDENT
Pharmaceuticals, Ltd  )                       Lorin K. Johnson
                                              VICE PRESIDENT

Menarini International Operations
Luxembourg SA
15 Boulevard Roosevelt
Luxembourg                                                   23rd September 1994

Dear Sirs:

Re:  AGREEMENT BETWEEN MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG SA and
     ---------------------------------------------------------------------
     GLYCYX PHARMACEUTICALS, LIMITED DATED 23rd Sept. 1994 ("the Agreement")
     -----------------------------------------------------------------------

I write for and on behalf of Glycyx Pharmaceuticals, Limited ("Glycyx") in connection with the Agreement and in particular, in connection with agreements and arrangements entered into between Glycyx and third parties for the exploitation of the Product (as defined in the Agreement) within Europe and Scandinavia.

I confirm that such agreements contain a clear obligation on Glycyx's licensee for such Territory to, within each country of its Territory, "use all reasonable endeavours to obtain the most favourable Factory Sales Price, which is consistent with competitive market characteristics and the demonstrated advantages of the Product and presenting the Product as a new chemical entity within such country."

In such agreements "Factory Sales Price" is defined as the ex-factory sales price of each Product actually charged by the licensee (or any associate) for each shipment of Product on an arms length open market basis to any third party net only of sales and purchase taxes, customs or import duties, delivery charges and returns and allowances actually charged on each shipment.

I hope this confirms the position for your purposes.

Yours faithfully,

/s/ Randy Hamilton

Randy W. Hamilton
President

SIGNED FOR AND ON BEHALF OF
GLYCYX PHARMACEUTICALS, LIMITED

                            [A. MENARINI LETTERHEAD]



Legal Department

FIONA CRAWLEY
Hewitson Becke and Shaw
4/5 Church Street
Peterborough PEI IXB
UNITED KINGDOM                                       Florence, September 9, 1994


Dear Fiona

Re: Glycyx Pharmaceuticals Limited - Distribution Agreement
    -------------------------------------------------------

Further to your letter dated 26th August 1994 and to our recent phone conversation, I would like to confirm that under Italian law the "guarantee agreement" signed by Menarini Florence in connection with the captioned Distribution Agreement is valid and enforceable even though there is no seal of the company and one signatory only appears. As a matter of fact, the Italian Civil code allows a limited liability company to be validly represented by one person ("Amministratore Unico") whose signature on any document creates a legal obligation on the conpany itself.

For certain acts or documents the law prescribes the written form as a condition of their validity (for example, sale of a piece of land) and legalization by a Notary Public is required to give publicity to the act and gain protection against third parties. However, a unilateral warranty or a guarantee agreement does not need to be executed before a Notary Public or by another director. In other words, we are not bound to execute a document of that kind as a deed.

I can also confirm that Dr. Alberto Aleotti is "Amministratore Unico" of "A.MENARINI INDUSTRIE FARMACEUTICHE RIUNITE s.r.l." and his signature on any document released by the company (including, inter alia, the "guarantee agreement" pertaining to Balsalazide Distribution Agreement) creates a legal obligation on the company to abide by the terms of the signed document.

I hope that the above clarifies the situation. Please do not hesitate to call me if you have any further question on the content of this letter.

Kindest regards.

                                         /s/ Stefano Marino
                                         Stefano Marino

                     TRIBUNALE CIVILE E PENALE DI FIRENZE

                            CANCELLERIA COMMERCIALE

                          Il Cancelliere sottoscritto

                               c e r t i f i c a

risulatre dagli atti depositati in questa Cancelleria, omologati, iscritti e pubblicati nelle forme di legge: - che la societa "A.MENARINI - Industrie Farmaceutiche Riunite s.r.l."e regolarmente iscritta al n 2206 del Registro Societa con il capitale di 1 3,000,000,000 - interamente versato durata fino al 31 dicembre 2050 avente sede legale in Firenze Via Sette Santi n.3, avente per oggetto la ricerca scientifica, l'industria e la fabbricazione di specialita medicinali, Prodotti farmaceutici, prodotti ottenuti attraverso la biologia molecare, parafarmaceutici, diagnostici (e relative apparecchiature), elettromedicali, cosmetici, dietetici, sanitari e similari in genere, nonche il commercio degli stessi in Italia e all'estero - Cod. Fisc. e Partita IVA 00395270481; - che detta societa e stata trasformata da "societa in accomandita semplice" a "societa a responsabilita limitata" con atto a rogito Notaio Alessandro Ruggiero di Firenze del 22 dicembre 1988 reg. to a Firenze - Atti Civili - il 10 gennaio 1989 al n. 252, omologato dal Tribunale di Firenze con decreto 16 gennaio 1989, trascritto nel Registro Societa in data 1 febbraio 1989 al n. 2210 reg. Gen. d'Ord.- La predetta so-cieta e stata costituita con Atto Costitutivo in data 24 febbraio 1915 atto Notaio F. Parronchi registrato a Firenze il 4 marzo 1915 da ultimo modificato con Patti Sociali sottoscritti in data 22 dicembre 1988;

- che detta societa e amministrata da un Amministratore Unico nominato per tutta la durata della societa nella persona del Cav. del. Lav. Dr. Alberto Aleotti nato a Quattro Castella (RE) il 4 marzo 1923 il quale ha accettato la carica;

- che il predetto Amministratore Unico fino ad oggi non risulta sostituito e quindi tutt'ora in carica;

- che in base all'art. 14 del vigente statuto sociale all'Amministratore Unico sono attribuiti tutti i piu ampi poteri per la gestione della societa e per il compimento di tutti gli atti di ordinaria e straordinaria amministrazione rientranti nell'oggetto sociale essendo di sua competenza tutto cio che per legge o per statuto non sia espressamente riservato alla competenza dell'assemblea dei soci;

- che la rappresentanza legale della societa di fronte a terzi ed in giudizio e devoluta al predetto Amministratore Unico Cav. del Lavoro Dr. Alberto Aleotti;

- che nell'ultimo quinquennio la predetta societa non e stata dichiarata fallita ne ammessa a procedura di concordato preventivo, di amministrazione controllata,
o di liquidazione e quindi si trova nel pieno e libero esercizio dei suoi diritti. -
Si rilascia per gli usi consenti dalla legge -
Firenze.

                              TERMS OF AMENDMENT


In light of new developments affecting the Distribution Agreement between Glycyx Pharmaceuticals ("Glycyx"); and Menarini International Operations Luxembourg SA ("Menarini") dated 23rd September 1994 ("the Agreement"), Glycyx and Menarini, with intent to be legally bound, agree to the following amendment to the Agreement.

I. Menarini will provisionally accept the interim results of the U.S. comparative trial versus Asacol delivered on 6 December 1994 as very promising with regard to the requirements of Clause 3.1 of the Agreement. Payment of [*] per Clause 7.1.1 is due and payable immediately following acceptance by both parties of this Letter of Amendment, but it will be refundable pursuant to section III herebelow and clause 3.1 of the Agreement.

II. The parties having agreed that Glycyx will file the dossier in Europe under the E.U. Decentralized Procedure, the term "Dossier Date" for purposes of the Agreement is now understood as "the date upon which the master regulatory dossier relating to the Product shall be delivered by Glycyx to Menarini following filing of Glycyx's Product licence application for the Product in the UK" it being understood that UK has been selected as the rapporteur country for the EU Decentralized Procedure. Payment of [*] to Glycyx will be due no later than three months from the Dossier Date per Clause 7.1.2.2 of the Agreement.

III.  The above payments shall not be refunded by Glycyx, Provided Always That:

      A. Glycyx shall complete the scheduled Clinical Trials as convened at due time and shall submit to Menarini the final results; and
      B.  the results of the Clinical Trials are satisfactory pursuant to Clause
          3.1 of the Agreement.

IV. Except as specifically provided herein, the terms of the Distribution Agreement shall remain in full force and effect.

Accepted and agreed this 13th day of February, 1995

Company:    GLYCYX PHARMACEUTICALS, LTD
By:         Randy Hamilton
Title:      President
Signature:  /s/ Randy Hamilton


Company:    MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG SA
By:         Dr. asa Lucia Aleotti
Title:      President of the Board of Directors
Signature:  /s/ Dr. Lucia Aleotti

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.